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MidSouth Bancorp, Inc. Announces New Management Structure

LAFAYETTE, LA., January 13, 2011/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL) today announced a new management structure, effective February 15, 2011, designed to increase shareholder value and support  the bank’s strategic growth.
  Longtime Lafayette banker Gerald “Jerry” Reaux Jr. will join MidSouth as Chief Operating Officer and will oversee finance and accounting, credit, information technology and human resources in addition to working closely with the mergers and acquisitions team.   Mr. Reaux will be nominated to the Board of Directors of both MidSouth Bancorp and MidSouth Bank.  It is anticipated that Mr. Reaux will succeed Mr. J.B. Hargroder as Vice Chairman in May of 2011 after the shareholders’ meeting.
MidSouth Bank veteran Troy Cloutier has been promoted to the newly created position of Chief Banking Officer and Senior Executive Vice President. Mr. Cloutier will oversee all lending, retail banking and marketing for MidSouth Bank.   Both Mr. Reaux and Mr. Cloutier will report directly to MidSouth President and CEO Rusty Cloutier.
 “After a year-long search by a national firm to seek out management that would strengthen our organization and position us to achieve our expansion/growth objectives, we identified the best leadership team from within our own organization and the Acadiana community,” said Rusty Cloutier.   “We are delighted that Jerry is joining the MidSouth team.  Given his extensive industry experience, Jerry will be a valued addition to MidSouth’s efforts to expand through acquisitions and improve operating efficiencies.  Furthermore, having Troy in his position of Chief Banking Officer will allow for a more coordinated focus on organic loan and deposit growth.  Bringing this talent together fortifies not only MidSouth Bank’s position in the marketplace but also Lafayette’s place as the banking hub in the state.”
 Jerry Reaux served as President and CEO of LBA Savings Bank from 1995 to 2003 and also assumed the dual role of Chairman of the Board from 2001 to 2003, having joined the bank after serving as Executive Vice President and COO of Bank of Lafayette. A Lafayette native, he is best known in local banking circles for taking LBA’s parent company, Acadiana Bancshares Inc., public in 1996 and later orchestrating a merger with IberiaBank in 2003. Mr. Reaux most recently was Vice Chairman of the Board and CEO of Tri-Parish Bancshares Ltd.
Troy Cloutier, son of Rusty Cloutier, has been with MidSouth Bank for over 18 years, most recently having served as Regional President for the South and East Regions and Chairman of the Regional Loan Committee.  In addition to those responsibilities, he also managed due diligence for the mergers and acquisitions team. A Morgan City native now living in Lafayette, Mr. Cloutier has worked in marketing, as a credit analyst, head of the collection department, as an insurance clerk, loan administrator, and teller during his tenure at MidSouth Bank.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $993 million as of September 30, 2010.  Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 34 locations in Louisiana and Texas and more than 49 ATMs.

Forward-Looking Statements  Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, statements regarding future results, changes in the local and national economy,  the work-out of nonaccrual loans and potential acquisitions.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverages, and changes in the U.S. Treasury’s Capital Purchase Program; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 16, 2010 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.